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                                                                     EXHIBIT 4.7


                              INVESTOR CERTIFICATE

                                   Class A-5

No. 1                                                                  $________




                             DEALER NOTE TRUST 1990
                     FLOATING RATE PASS-THROUGH CERTIFICATE

                   NAVISTAR FINANCIAL SECURITIES CORPORATION
                                     SELLER

                         NAVISTAR FINANCIAL CORPORATION
                                    SERVICER

         (Not an interest in or obligation of Navistar Financial Securities Corporation or Navistar Financial Corporation)

         This certifies that the Navistar Financial Dealer Note Master Trust (the "Investor Certificateholder" or "Master Trust") is the registered owner of a Fractional Undivided Interest in the Dealer Note Trust 1990 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of December 1, 1990 (as amended or supplemented, the "Agreement") by and among Navistar Financial Corporation, a Delaware corporation ("NFC"), as Servicer, Navistar Financial Securities Corporation, a Delaware corporation ("NFSC" or "Seller"), as Seller, and The Chase Manhattan Bank, a New York corporation, as trustee (the "Trustee"), and the Class A-5 Supplement (defined on the reverse side hereof). The corpus of the Trust consists of a portfolio of (i) wholesale notes (the "Dealer Notes"), issued by certain Persons ("Dealers"), existing as of the Closing Date, or thereafter created, to finance the purchase of new and used vehicles (including new and used trailers) (the "Financed Vehicles"), which Dealer Notes are initially acquired by NFC from Navistar International Transportation Corp., in the case of new vehicles and trailers, and directly from Dealers, in the case of used vehicles and trailers, and subsequently transferred by NFC to the Seller and thereafter transferred by the Seller to the Trust, all monies due or to become due with respect thereto and all proceeds (as defined in Section 9-306 of the UCC) of such Dealer Notes; (ii) the interest of NFSC in the security interests in the Financed Vehicles related to the Dealer Notes; and (iii) the interest of NFSC in the Insurance Proceeds. Reference is hereby made to the further provisions of this Investor Certificate set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as if set forth at this place. To the extent not otherwise defined herein or on the reverse hereof, the capitalized terms used herein have the meanings assigned to them in the Agreement and the within-mentioned Class A-5 Supplement.

         Although a summary of certain provisions of the Agreement and the Class A-5 Supplement is set forth on the reverse hereof, this Investor Certificate does not purport to summarize the Agreement and the Class A-5 Supplement, is qualified in its entirety by the terms and provisions of the Agreement and the Class A-5 Supplement and reference is made to the Agreement and the
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Class A-5 Supplement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. A copy of the Agreement may be requested from the Trustee by writing to the Trustee at the Chase Manhattan Bank, 450 W. 33rd Street, New York, New York 10004, Attention: Corporate Trust Department. By virtue of the acceptance hereof, the Investor Certificateholder assents to and is bound by the Agreement and the Class A-5 Supplement, as each may be amended from time to time.

         This Investor Certificate shall not be entitled to any benefit under the Agreement or any amendment thereto, or become vested or obligatory for any purpose until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee under the Agreement.





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         IN WITNESS WHEREOF, NFSC has caused this Investor Certificate to be duly executed and authenticated.


                                       NAVISTAR FINANCIAL SECURITIES CORPORATION


                                       By:_____________________________________

                                       Its:____________________________________



[SEAL]

Attested to:


By: ____________________________

Date: ___________________________





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         It is the intent of NFSC and the Investor Certificateholders that, for federal, state and local income and franchise tax purposes only, the Investor Certificates will be treated as evidence of indebtedness. The Investor Certificateholder, by the acceptance of this Investor Certificate, agrees to treat this Investor Certificate for federal, state and local income and franchise tax purposes as indebtedness secured by the Dealer Notes and other assets held in the Trust.

         Subject to the Agreement and the Class A-5 Supplement dated as of ______, 1997 among NFC, NFSC and the Trustee (the "Class A-5 Supplement"), payments of principal to the holder of a Class of Investor Certificates are limited to the unpaid Class Invested Amount, which may be less than the unpaid balance of such Class of Investor Certificates. Principal payments with respect to this Class A-5 Investor Certificate are scheduled to begin no later than the earlier of (a) _______, 200__ and (b) the date on which any "Early Amortization Event" or "Investment Event" (as such terms are defined in the Master Trust Agreement and the Series 1997-1 Supplement) occurs with respect to the Series 1997-1 Investor Certificates issued under the Master Trust Agreement and the Series 1997-1 Supplement (the "Scheduled Class Amortization Date").

         This Investor Certificate is the Certificate entitled "Dealer Note Trust 1990 Floating Rate Pass-Through Certificate Class A-5," which represents a fractional undivided interest in certain assets of the Trust. The Trust's assets are allocated in part to the Investor Certificateholders with the remainder allocated to the holder of the Seller Certificate. In addition to the Investor Certificates, a Seller Certificate is issued to the Seller (or its assignee) pursuant to the Agreement that will represent the Seller Interest in the Trust, which will be the interest in the Trust not represented by the Investor Certificates. The Seller Certificate may be exchanged by the holder of the Seller Certificate pursuant to the Agreement for one or more newly issued Classes of Investor Certificates and a reissued Seller Certificate upon the terms and conditions set forth in the Agreement.

         The aggregate interest in the assets of the Trust represented by this Class A-5 Investor Certificate at any time shall not exceed an amount equal to the Class Invested Amount at such time, plus accrued and unpaid interest thereon, as provided in the Agreement and the Class A- 5 Supplement. Each of the Class Initial Invested Amount and the Class Initial Investor Interest is $_______. The Class Invested Amount on any Distribution Date will be an amount equal to $_______ minus the sum of (a) the aggregate amount of payments of Certificate Principal paid to such Class of Investor Certificateholders prior to such Distribution Date, (b) the aggregate amount of Class Charged-Off Amounts not reimbursed prior to such Distribution Date and (c) the aggregate amount of losses of principal on or prior to the Distribution Date on investments of funds on deposit in the Certificate Principal Account. The Class Investor Interest on any date of calculation will be an amount equal to the Class Invested Amount at such time minus amounts, if any, on deposit in the Certificate Principal Account allocable to this Class A-5 Investor Certificate.

         Class Certificate Interest will be distributed monthly to the Investor Certificateholder of record as of the Record Date on the twenty- fifth day of each calendar month or, if such twenty-fifth day is not a Business Day, on the next succeeding Business Day (each, a "Distribution Date"), commencing _______, 1997; provided, however, that Class Certificate Interest for the _______, 1997 Distribution Date will include accrued interest for the period commencing on _______, 1997.





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Class Certificate Interest shall be determined at the applicable Class
Certificate Rate determined in accordance with the Agreement and the Class A-5 Supplement on the Class Invested Amount as of the first day of the Distribution Period. The Record Date with respect to any Distribution Date shall be the last day of the calendar month preceding such Distribution Date.

         No principal will be payable to the Holder of the Class A-5 Investor Certificate until the Distribution Date related to the Scheduled Class Amortization Date. Prior to the Scheduled Class Amortization Date for the Class A-5 Investor Certificate, Principal Collections otherwise allocable to the Investor Certificateholders shall be used to make necessary deposits to the Spread Account or to purchase additional Dealer Notes or Investment Securities or, in certain circumstances, shall be paid to the holders of an Amortizing Class or to the Seller (or its assignee).

         Beginning on the Scheduled Class Amortization Date and ending when the Class A-5 Investor Certificate has been paid in full or the Trust otherwise terminates (the "Amortization Period"), Principal Collections allocable to the Amortizing Class will no longer be used to make deposits to the Spread Account, to purchase new Dealer Notes or Investment Securities or be paid to the Seller, as described above, but instead will be distributed monthly on the Distribution Date relating to each Due Period following the Scheduled Class A-5 Amortization Date. Such allocation shall be made on the basis of the Class Amortization Percentage as determined on the Scheduled Class A-5 Amortization Date. Principal Collections not allocable to an Amortizing Class shall be used to make necessary deposits to the Spread Account, to purchase additional Dealer Notes or Investment Securities or, in certain circumstances, shall be paid to the Seller (or its assignee).

         Distributions with respect to the Class A-5 Investor Certificate will be made by the Paying Agent by immediately available funds to the Class A-5 Investor Certificateholder of record appearing in the Certificate Register (except for the final distribution in respect of this Class A-5 Investor Certificate) without presentation or surrender of this Class A-5 Investor Certificate or the making of any notation thereon.

         On any Distribution Date, the Seller may, but shall not be obligated to, purchase all outstanding Classes of Investor Certificates after the Class Investor Interest for each such Class has been reduced to an amount equal to or less than ten percent of the Class Initial Investor Interest for such Class, by depositing into the Certificate Principal Account, on or prior to the related Transfer Date, an amount equal to the sum of such Class Investor Interests plus accrued and unpaid interest thereon at the applicable Class Certificate Rates through the Distribution Date on which such amount is scheduled to be distributed. The amount deposited shall be paid to the Investor Certificateholders of the related Class on the Distribution Date following the date of such deposit. All Investor Certificates of a Class that are purchased by the Seller shall be delivered by the Seller upon such purchase to, and be cancelled by, the Trustee and be disposed of in accordance with the Agreement.

         All principal or interest with respect to the Class A-5 Investor Certificate shall be due and payable no later than the Class A-5 Termination Date (other than a Class A-5 Termination Date which is also the 1990 Trust Termination Date). In the event that the Class A-5 Investor Interest is greater than zero on the Class A-5 Termination Date (other than a Class A-5 Termination Date





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which is also the 1990 Trust Termination Date), the Trustee will sell or cause to be sold, and pay the proceeds to all Class A-5 Investor Certificateholders pro rata in final payment of all principal of and accrued interest on the Class A-5 Investor Certificate, an amount of Dealer Notes up to 110% of the Class A-5 Investor Interest at the close of business on such date. Any proceeds of such sale in excess of such principal and interest paid shall be paid to the Seller (or its assignee). Upon the Class A-5 Termination Date, (a) if the Class A-5 Termination Date is not also the 1990 Trust Termination Date, final payment of all amounts allocable to the Class A-5 Investor Certificate shall be made and
(b) if the Class A-5 Termination Date is also the 1990 Trust Termination Date, certain assets of the Trust shall be delivered to the Master Trust against delivery of this Certificate, in each case in the manner provided in the Agreement and the Class A-5 Supplement.

         The Class A-5 Investor Certificate does not represent an obligation of, or an interest in, NFSC or the Servicer. The Class A-5 Investor Certificate is limited in right of payment to certain collections respecting the Dealer Notes, all as more specifically set forth hereinabove and in the Agreement.

         The Agreement permits, with certain exceptions, the amendment thereof and the modification of the rights and obligations of the Servicer and the rights of Investor Certificateholders under the Agreement at any time by the Servicer, the Seller and the Trustee in certain cases without the consent of the Investor Certificateholders and in all other cases with the consent of the Investor Certificateholders owning fractional undivided interests aggregating not less than 66-2/3% of the Total Invested Amount; provided, however, that no such amendment shall (a) reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on any Investor Certificate, (b) change the definition of or the manner of calculating each Class Investor Interest, the Total Investor Interest, each Class Invested Amount, the Total Invested Amount, the Total Investor Percentage, each Class Amortization Percentage, each Class Charged-Off Amount, each Class Loss Amount or the Investor Loss Amount or (c) reduce the aforesaid percentage required to consent to any such amendment, without the consent of each Investor Certificateholder then of record. Any such amendment and any such consent by the Class A-5 Investor Certificateholder shall be conclusive and binding on such Investor Certificateholder and upon all future Holders of the Class A-5 Investor Certificate and of any Investor Certificate issued in exchange hereof or in lieu hereof whether or not notation thereof is made upon the Class A-5 Investor Certificate.

         This Class A-5 Investor Certificate is not transferrable prior to the 1990 Trust Termination Date.

         The Servicer, the Trustee, the Paying Agent and the Transfer Agent, and any agent of any of them, may treat the person in whose name this Class A-5 Investor Certificate is registered as the owner hereof for all purposes, and neither the Servicer, the Trust nor the Trustee, the Paying Agent, the Transfer Agent, nor any agent of any of them or any such agent shall be affected by notice to the contrary except in certain circumstances described in the Agreement and the Class A-5 Supplement.

                 THE TRUSTEE IS NOT RESPONSIBLE FOR THE VALIDITY OF ANY CERTIFICATE. THE TRUSTEE ASSUMES NO RESPONSIBILITY FOR THE FOREGOING DESCRIPTIONS PREPARED BY NAVISTAR FINANCIAL SECURITIES CORPORATION





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SUMMARIZING CERTAIN PROVISIONS OF THE POOLING AND SERVICING AGREEMENT, THE
CLASS A-5 SUPPLEMENT AND THE DEALER NOTE TRUST 1990, AND MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE VALIDITY, GENUINESS, VALUE OR SUFFICIENCY OF ANY CERTIFICATE OR ANY INTEREST OR RIGHT REPRESENTED THEREBY.





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         This is one of the Investor Certificates referred to in the within-mentioned Agreement.


                                        THE CHASE MANHATTAN BANK
                                        As Trustee


                                        By:____________________________________
                                        Authorized Officer





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